Exhibit 99.2

UST Inc.

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Dollars in thousands, except per share data)

	September 30, 2008	December 31, 2007

	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$29,501	$73,697
Accounts receivable	64,406	60,318
Inventories
Leaf tobacco	163,159	202,137
Products in process	205,879	258,814
Finished goods	196,438	163,247
Other materials and supplies	23,014	22,365

Total inventories	588,490	646,563
Deferred income taxes	22,743	26,737
Income taxes receivable	7,848	8,663
Assets held for sale	25,047	-
Prepaid expenses and other current assets	30,673	30,296

Total current assets	768,708	846,274
Property, plant and equipment, net	486,280	505,101
Deferred income taxes	45,397	35,972
Goodwill	28,093	28,304
Intangible assets, net	55,385	56,221
Other assets	18,325	15,206

Total assets	$1,402,188	$1,487,078

Liabilities and stockholders’ deficit
Current liabilities:
Short-term borrowings	$40,000	$-
Current portion of long-term debt	240,000	-
Accounts payable and accrued expenses	228,574	321,256
Litigation liability	23,380	75,360

Total current liabilities	531,954	396,616
Long-term debt	900,000	1,090,000
Postretirement benefits other than pensions	86,235	81,668
Pensions	165,781	150,318
Income taxes payable	28,519	38,510
Other liabilities	15,268	20,162

Total liabilities	1,727,757	1,777,274
Contingencies (see Note 14)
Minority interest and put arrangement	30,504	30,006

Stockholders’ deficit:
Capital stock (1)	106,187	105,635
Additional paid-in capital	1,153,190	1,096,923
Retained earnings	883,418	773,829
Accumulated other comprehensive loss	(48,633)	(45,083)

	2,094,162	1,931,304
Less treasury stock (2)	2,450,235	2,251,506

Total stockholders’ deficit	(356,073)	(320,202)

Total liabilities and stockholders’ deficit	$1,402,188	$1,487,078

(1) Common Stock par value $.50 per share: Authorized—600 million shares; Issued—212,373,904 shares at September 30, 2008 and 211,269,622 shares at December 31, 2007. Preferred Stock par value $.10 per share: Authorized—10 million shares; Issued—None.

(2) 64,016,506 shares and 60,332,966 shares of treasury stock at September 30, 2008 and December 31, 2007, respectively.

Note: The Condensed Consolidated Statement of Financial Position at December 31, 2007 has been derived from the audited financial statements at that date.

See Notes to Condensed Consolidated Financial Statements.

UST Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$484,631	$479,612	$1,463,516	$1,417,884

Costs and expenses:
Cost of products sold	121,250	112,150	363,594	328,064
Excise taxes	22,414	14,319	51,725	40,907
Selling, advertising and administrative	123,347	129,832	376,851	395,450
Restructuring charges	6,406	1,677	8,024	9,105
Antitrust litigation	450	3,158	1,975	125,258
Acquisition-related costs	7,082	-	7,082	-

Total costs and expenses	280,949	261,136	809,251	898,784
Gain on sale of corporate headquarters building	-	-	-	105,143

Operating income	203,682	218,476	654,265	624,243
Interest, net	18,493	9,308	55,024	27,438

Earnings before income taxes, minority interest and equity earnings	185,189	209,168	599,241	596,805
Income tax expense	59,286	75,484	207,620	215,296

Earnings before minority interest and equity earnings	125,903	133,684	391,621	381,509
Minority interest expense and equity earnings, net	581	84	1,305	425

Net earnings	$125,322	$133,600	$390,316	$381,084

Net earnings per share:
Basic	$0.85	$0.85	$2.64	$2.40
Diluted	0.84	0.84	2.62	2.37

Dividends per share	$0.63	$0.60	$1.89	$1.80

Average number of shares:
Basic	147,212	157,666	147,861	159,056
Diluted	148,653	158,951	149,202	160,536

See Notes to Condensed Consolidated Financial Statements.

UST Inc.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007

Operating Activities:
Net earnings	$390,316	$381,084
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	39,542	33,362
Share-based compensation expense	8,357	9,575
Excess tax benefits from share-based compensation	(11,644)	(7,520)
Minority interest expense and equity earnings, net	1,305	423
Gain on sale of corporate headquarters	-	(105,143)
Gain on disposition of property, plant and equipment	(1,260)	(474)
Amortization of imputed rent on corporate headquarters	-	6,740
Deferred income taxes	(3,518)	(12,024)
Changes in operating assets and liabilities:
Accounts receivable	(4,088)	(9,856)
Inventories	58,073	41,914
Prepaid expenses and other assets	1,619	(1,476)
Accounts payable, accrued expenses, pensions and other liabilities	(67,669)	(16,462)
Income taxes	4,395	3,802
Litigation liability	(51,980)	119,597

Net cash provided by operating activities	363,448	443,542

Investing Activities:
Short-term investments, net	-	10,000
Purchases of property, plant and equipment	(46,990)	(51,504)
Proceeds from dispositions of property, plant and equipment	2,733	130,701
Acquisition of business	-	(155,202)
Loan to minority interest holder	-	(27,096)
Repayment of loan by minority interest holder	-	27,096
Investment in joint venture	(339)	(579)

Net cash used in investing activities	(44,596)	(66,584)

Financing Activities:
Repayment of debt	-	(7,095)
Revolving credit facility repayments, net	(210,000)	-
Proceeds from the issuance of debt	296,307	-
Change in book cash overdraft	(16,973)	-
Excess tax benefits from share-based compensation	11,644	7,520
Proceeds from the issuance of stock	34,916	30,517
Dividends paid	(280,213)	(286,622)
Stock repurchased	(198,729)	(250,014)

Net cash used in financing activities	(363,048)	(505,694)

Decrease in cash and cash equivalents	(44,196)	(128,736)
Cash and cash equivalents at beginning of year	73,697	254,393

Cash and cash equivalents at end of the period	$29,501	$125,657

Supplemental disclosure of cash flow information:
Cash paid during the period for:

Income taxes	$206,883	$224,126
Interest	61,450	48,717

See Notes to Condensed Consolidated Financial Statements.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2008

(Unaudited)

(In thousands, except per share amounts or where otherwise noted)

1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X issued by the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements. Management believes that all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The condensed consolidated financial statements include the accounts of UST Inc. (the “Company”) and all of its subsidiaries after the elimination of intercompany accounts and transactions. The Company provides for minority interests in consolidated companies in which the Company’s ownership is less than 100 percent. Certain prior year amounts have been reclassified to conform to the 2008 financial statement presentation. Operating results for the nine month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Form 10-K”).

2 - RECENT ACCOUNTING PRONOUNCEMENTS

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share pursuant to the two-class method, as described in Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings per Share (“SFAS No. 128”). The FSP requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents as a separate class of securities in calculating earnings per share. FSP EITF 03-6-1 is to be applied on a retrospective basis and is effective for fiscal years beginning after December 15, 2008; as such, the Company plans to adopt the provisions of this FSP on January 1, 2009. The Company does not expect the adoption of this FSP to have a material impact on its results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP. SFAS No. 162 is effective 60 days following approval by the SEC of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect the adoption of this standard to have a material impact on the preparation of its consolidated financial statements.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”), in April 2008. FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset, as determined under the provisions of SFAS No. 142, and the period of expected cash flows used to measure the fair value of the asset in accordance with SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively to intangible assets acquired subsequent to its effective date. Accordingly, the Company plans to adopt the provisions of this FSP on January 1, 2009. The impact that the adoption of FSP FAS 142-3 may have on the Company’s results of operations and financial condition will depend on the nature and extent of any intangible assets acquired subsequent to its effective date.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires entities to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, and, as such, the Company plans to adopt the provisions of this standard on January 1, 2009. Although SFAS No. 161 requires enhanced disclosures, its adoption will not impact the Company’s results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 141(R). SFAS No. 141(R), replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and any goodwill acquired in a business combination. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. SFAS No. 141(R) is to be applied on a prospective basis and, for the Company, would be effective for any business combination transactions with an acquisition date on or after January 1, 2009. The impact that the adoption of this pronouncement may have on the Company’s results of operations and financial condition will depend on the nature and extent of any business combinations subsequent to its effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS No. 160”), which establishes accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. The key provisions of SFAS No. 160 included the following: (1) noncontrolling interests in consolidated subsidiaries shall be presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (2) consolidated net income shall include amounts attributable to both the parent and the noncontrolling interest, with the amount applicable to each party clearly presented in the consolidated statement of operations, (3) fair value measures shall be used when deconsolidating a subsidiary and determining any resulting gain or loss, and (4) sufficient disclosures shall be made to clearly distinguish between the interests of the parent and the interests of the noncontrolling owners. The calculation of net

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

earnings per share will continue to be based only on income attributable to the parent. SFAS No. 160 is to be applied on a prospective basis, except for the presentation and disclosure requirements, which are to be applied retrospectively. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008, and, as such, the Company plans to adopt the provisions of this standard on January 1, 2009. The Company is in the process of evaluating the impact that the adoption of this pronouncement may have on its results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. The Company adopted the provisions of SFAS No. 159 on January 1, 2008, as required. The adoption of SFAS No. 159 did not have an impact on the Company’s results of operations or financial condition, as the Company has not elected to measure any eligible items at fair value.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 provides a common definition of fair value to be applied to existing GAAP requiring the use of fair value measures, establishes a framework for measuring fair value and enhances disclosure about fair value measures under other accounting pronouncements, but does not change existing guidance as to whether or not an asset or liability is carried at fair value. The Company adopted the provisions of SFAS No. 157 on January 1, 2008, as required. See Note 12, “Derivative Instruments and Hedging Activities,” for more details.

3 - CAPITAL STOCK

There were no repurchases of outstanding common stock made by the Company during the three months ended September 30, 2008. During the nine months ended September 30, 2008, the Company repurchased approximately 3.7 million shares of outstanding common stock at a cost of approximately $198.7 million. Of the total shares repurchased, 1.9 million shares were repurchased at a cost of $104.8 million pursuant to the Company’s authorized program, approved in December 2004, bringing the total repurchases of outstanding common stock under the program to the authorized maximum of 20 million shares. The cumulative cost of repurchases under the completed program was approximately $1 billion. The remaining 1.8 million shares repurchased during the nine months ended September 30, 2008 were made pursuant to a new program to repurchase up to 20 million shares of the Company’s outstanding common stock, which was authorized by the Company’s Board of Directors in December 2007. As of September 30, 2008, the cumulative cost of the 1.8 million shares repurchased under the new program was approximately $93.9 million.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4 - SHARE-BASED COMPENSATION

The Company accounts for share-based compensation in accordance with the provisions of SFAS No. 123(R), Share-Based Payment, (“SFAS No. 123(R)”). SFAS No. 123(R) requires all share-based payments issued to acquire goods or services, including grants of employee stock options, to be recognized in the statement of operations based on their fair values, net of estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to share-based awards is recognized over the requisite service period, which is generally the vesting period.

The following table provides a breakdown by line item of the pre-tax share-based compensation expense recognized in the Condensed Consolidated Statement of Operations for the three and nine months ended September 30, 2008 and 2007, respectively, as well as the related income tax benefit and amounts capitalized as a component of inventory for each period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Selling, advertising and administrative expense (1)	$2,474	$2,380	$7,703	$9,082
Cost of products sold	187	138	517	426
Restructuring charges (2)	137	56	137	67

Total pre-tax share-based compensation expense	$2,798	$2,574	$8,357	$9,575

Income tax benefit	$1,021	$1,025	$3,049	$3,788
Capitalized as inventory	52	30	138	92

(1)	The nine month period ending September 30, 2007 includes accelerated vesting charges recorded in connection with an executive officer’s separation from service.
(2)

Represents share-based compensation expense recognized in connection with one-time termination benefits provided to employees affected by Project Momentum, the Company’s cost-reduction initiative. See Note 13—“Restructuring” for additional information regarding Project Momentum.

A summary of the status of restricted stock and restricted stock units for the nine months ended September 30, 2008 is presented below:

	Restricted Stock		Restricted Stock Units

	Number of Shares	Weighted average grant- date fair value per share	Number of Units	Weighted average grant- date fair value per unit

Nonvested at January 1, 2008	386,640	$ 46.56	222,448	$ 43.87
Granted	131,828	$ 52.07	53,464	$ 52.42
Forfeited	(10,400)	$ 49.52	(7,467)	$ 44.63
Vested	(18,940)	$ 36.46	(4,196)	$ 41.28

Nonvested at September 30, 2008	489,128	$ 48.37	264,249	$ 45.61

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In addition to the table above, during the second quarter of 2008, the Company awarded 143,100 restricted shares for which the performance targets had not been established as of September 30, 2008. In accordance with SFAS No. 123(R), a grant date, for purposes of measuring compensation expense, cannot occur until the performance measures are established, as that is when both the Company and the award recipients would have a mutual understanding of the key terms and conditions of the award. The restricted shares granted presented in the table above include 112,325 restricted shares that were originally awarded in 2007 for which the performance targets were established in 2008.

During the three and nine months ended September 30, 2008, 0.8 million and 1.1 million options were exercised with a weighted-average exercise price of $31.31 and $31.53, respectively. At September 30, 2008, there were 2.6 million options outstanding, of which 2.3 million options were exercisable, with weighted-average exercise prices of $35.31 and $33.60, respectively. Of the total options outstanding at September 30, 2008, 1.2 million were issued under the UST Inc. 1992 Stock Option Plan (“1992 Plan”) with a weighted-average exercise price of $30.53. The 1992 Plan contains contingent cash settlement provisions that require cash settlement upon the occurrence of certain events outside of the option holder’s control. Specifically, if the Company’s shareholders approve the acquisition of the Company at a future shareholders’ meeting, all options outstanding under the 1992 Plan would be settled in cash at such time, irrespective of when and if the transaction is ultimately consummated. For additional information regarding the pending acquisition of the Company, refer to Note 17, “Other Matters.”

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5 - EMPLOYEE BENEFIT PLANS

In accordance with SFAS No. 132, Employers’ Disclosures About Pensions and Other Postretirement Benefits (Revised 2003), as amended by SFAS No. 158, Employers’ Accounting For Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), the following provides the components of net periodic benefit cost for the three and nine months ended September 30, 2008 and 2007, respectively:

	Pension Plans		Postretirement Benefits Other than Pensions
	Three Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Service cost	$4,477	$4,766	$964	$1,154
Interest cost	8,837	8,338	1,176	1,215
Expected return on plan assets	(7,339)	(7,239)	-	-
Amortization of unrecognized transition asset	-	(2)	-	-
Amortization of prior service cost (credit)	23	18	(1,041)	(1,229)
Recognized actuarial loss	659	979	39	87
Special termination benefits	3,052	-	1,114	-

Net periodic benefit cost	$9,709	$6,860	$2,252	$1,227

	Pension Plans		Postretirement Benefits Other than Pensions
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Service cost	$13,429	$14,223	$2,892	$3,463
Interest cost	26,510	24,881	3,527	3,646
Expected return on plan assets	(22,019)	(21,603)	-	-
Amortization of unrecognized transition asset	-	(6)	-	-
Amortization of prior service cost (credit)	68	56	(3,125)	(3,690)
Recognized actuarial loss	1,976	2,922	116	263
Curtailment and special termination benefits	3,600	1,974	1,453	-

Net periodic benefit cost	$23,564	$22,447	$4,863	$3,682

During the third quarter and first nine months of 2008, in connection with restructuring activities, the Company recorded special termination benefit charges of approximately $4.2 million and $5.1 million, respectively, related to its defined benefit pension plans and other postretirement benefit plans. These charges relate to enhanced retirement benefits to be provided to qualified individuals impacted by the restructuring activities and are reported on the “restructuring charges” line in the Condensed Consolidated Statement of Operations (See Note 13, “Restructuring”). During the first quarter of 2007, the Company recorded a charge for special termination benefits related to its defined benefit pension plans in connection with an executive officer’s separation from service.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company expects to contribute approximately $7.5 million to its non-qualified defined benefit pension plans in 2008, of which approximately $5.6 million was contributed during the first nine months of 2008.

In the fourth quarter of 2007, the Company amended its retiree health and welfare plans to limit the annual increase in costs subsidized by the Company to the annual percentage increase in the consumer price index. This amendment, which was effective beginning January 1, 2008, had a favorable impact on the calculation of the Company’s 2008 net periodic benefit cost.

6 - INCOME TAXES

The Company’s income tax provision takes into consideration pre-tax income, statutory tax rates and the Company’s tax profile in the various jurisdictions in which it operates. The tax bases of the Company’s assets and liabilities reflect its best estimate of the future tax benefit and costs it expects to realize when such amounts are included in its tax returns. Quantitative and probability analysis, which incorporates management’s judgment, is required in determining the Company’s effective tax rate and in evaluating its tax positions. The Company recognizes tax benefits in accordance with the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”).

As of September 30, 2008 and December 31, 2007, the total liability for unrecognized tax benefits was $28.1 million and $39.2 million, respectively, representing the gross tax liability for all jurisdictions. Approximately $0.8 million and $0.9 million of this liability, net of federal tax benefit, is included on the “income taxes receivable” line of the Condensed Consolidated Statement of Financial Position as of September 30, 2008 and December 31, 2007, respectively. The remaining $27.3 million and $38.3 million of this liability, net of federal tax benefit, as of September 30, 2008 and December 31, 2007, respectively, is reported on the “income taxes payable” line in the non-current liabilities section of the Condensed Consolidated Statement of Financial Position.

The Company recognizes accruals of interest and penalties related to unrecognized tax benefits in income tax expense. For the three and nine months ended September 30, 2008, the Company recognized a decrease in interest and penalties of approximately $4.4 million and $2.9 million, respectively, primarily due to negotiated resolutions. For the three and nine months ended September 30, 2007, the Company recognized an increase in interest and penalties of $0.8 million and $2.5 million, respectively. As of September 30, 2008 and December 31, 2007, the Company had a liability of approximately $7.8 million and $10.7 million, respectively, for the payment of interest and penalties. As of September 30, 2008 and December 31, 2007, approximately $0.2 million of this liability is included on the “income taxes receivable” line of the Condensed Consolidated Statement of Financial Position. The remaining balance for both periods is included on the “income taxes payable” line in the non-current liabilities section of the Condensed Consolidated Statement of Financial Position.

The Company continually and regularly evaluates, assesses and adjusts its accruals for income taxes in light of changing facts and circumstances, which could cause the effective tax rate to fluctuate from period to period. Of the total $28.1 million of unrecognized tax benefits as of September 30, 2008, approximately $9.5 million would impact the annual effective tax rate if such amounts were recognized. The remaining $18.6 million of unrecognized tax benefits relate to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Based on information obtained to date, the Company believes it is reasonably possible that the total amount of unrecognized tax benefits could decrease by $0.3 million within the next 12 months due to negotiated resolution payments, lapses in statutes of limitations and the resolution of various examinations in multiple jurisdictions.

The Internal Revenue Service and other tax authorities in various states and foreign jurisdictions audit the Company’s income tax returns on a continuous basis. Depending on the tax jurisdiction, a number of years may elapse before a particular matter for which the Company has an unrecognized tax benefit is audited and ultimately resolved. With few exceptions, the Company is no longer subject to income tax examinations by tax authorities for years before 2004. While it is often difficult to predict the timing of tax audits and their final outcome, the Company believes that its estimates reflect the most likely outcome of known tax contingencies. However, the final resolution of any such tax audit could result in either a reduction in the Company’s accruals or an increase in its income tax provision, both of which could have a significant impact on its results of operations in any given period.

The Company’s effective tax rate, before minority interest and equity earnings, decreased to 32 percent and 34.6 percent for the third quarter and first nine months of 2008, respectively, from 36.1 percent for both the third quarter and first nine months of 2007. The decline in the effective tax rate was a result of $10.2 million of income tax accrual reversals, net of federal benefit, in the current year, of which $5.9 million, net of federal benefit, related to negotiated resolutions and $4.3 million, net of federal benefit, related to the expiration of statutes of limitation in multiple jurisdictions.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7 - SEGMENT INFORMATION

The Company’s reportable segments are Smokeless Tobacco and Wine. Those business units that do not meet quantitative reportable thresholds are included in All Other Operations. Included in All Other Operations for both periods are the Company’s international operations. Interim segment information is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Sales to Unaffiliated Customers
Smokeless Tobacco	$364,148	$384,067	$1,131,399	$1,150,518
Wine (3)	99,760	82,286	285,060	230,581
All Other	20,723	13,259	47,057	36,785

Net sales	$484,631	$479,612	$1,463,516	$1,417,884

Operating Profit (1)
Smokeless Tobacco (2)	$194,806	$213,073	$624,606	$507,821
Wine (3)	16,331	12,758	43,037	35,478
All Other	6,281	4,195	15,085	13,136

Operating profit	217,418	230,026	682,728	556,435
Gain on Sale of Corporate Headquarters Building	-	-	-	105,143
Corporate expenses (1)	(13,736)	(11,550)	(28,463)	(37,335)
Interest, net	(18,493)	(9,308)	(55,024)	(27,438)

Earnings before income taxes, minority interest and equity earnings	$185,189	$209,168	$599,241	$596,805

(1) Operating profit for each reportable segment and corporate expenses for all periods presented reflect the impact of restructuring charges, as applicable. See Note 13, “Restructuring,” for additional information. In addition, corporate expenses reflect the impact of $7.1 million of acquisition-related costs for each of the three and nine months ended September 30, 2008. See Note 17, “Other Matters,” for additional information.

(2) Smokeless Tobacco segment operating profit includes antitrust litigation charges of $0.5 million and $2 million for the three and nine months ended September 30, 2008, respectively, and $3.2 million and $125.3 million for the three and nine months ended September 30, 2007, respectively. See Note 14, “Contingencies,” and Note 17, “Other Matters,” for additional information.

(3) Amounts reported in the Wine segment for the three and nine months ended September 30, 2008 reflect the acquisition of Stag’s Leap Wine Cellars, which was acquired in September 2007.

The Company’s identifiable assets by reportable segment as of September 30, 2008 did not change significantly from amounts appearing in the December 31, 2007 Consolidated Segment Information (See the 2007 Form 10-K), with the exception of corporate assets which reflect a decrease in cash and cash equivalents.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8 - ASSETS HELD FOR SALE

The Company had $25.1 million classified as “assets held for sale” at September 30, 2008, reflecting the net carrying value of one of the Company’s two corporate aircraft. Management, having proper authority, initiated the disposal of the aircraft in connection with the Company’s Project Momentum cost-reduction initiative (see Note 13, “Restructuring” for additional information regarding this initiative). The aircraft met the criteria to be considered held for sale under SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), at September 30, 2008. As the net carrying value of the aircraft was lower than its respective estimated fair value less costs to sell, there was no impairment charge recorded in 2008 upon management’s commitment to dispose of the asset. In accordance with SFAS No. 144, upon meeting the held for sale criteria, the Company ceased depreciation on the aircraft. The Company currently anticipates that the sale of the aircraft will occur within the next 12 months.

At December 31, 2007, the Company did not have any assets classified as held for sale.

In March 2008 and January 2007, the Company sold winery properties located in the State of Washington for net proceeds of $1.8 million and $3.1 million, respectively, resulting in pre-tax gains of $1.4 million and $2 million, respectively, which were recorded as a reduction to selling, advertising and administrative (“SA&A”) expenses in the Condensed Consolidated Statement of Operations. The net proceeds from the March 2008 property sale included cash of approximately $0.4 million and a note receivable of approximately $1.4 million, which has a three-year term.

In March 2007, the Company finalized the sale of its corporate headquarters for cash proceeds of $130 million, as well as a below-market, short-term lease with an imputed fair market value of approximately $6.7 million. This sale resulted in a pre-tax gain of approximately $105 million, which is reported on the “gain on sale of corporate headquarters building” line in the Condensed Consolidated Statement of Operations.

9 - NET EARNINGS PER SHARE

Basic earnings per share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period, increased to include the number of shares of common stock that would have been outstanding had all potentially dilutive shares of common stock been issued. The dilutive effect of outstanding options, restricted stock and restricted stock units is reflected in diluted earnings per share by applying the treasury stock method under SFAS No. 128. Under the treasury stock method, an increase in the fair value of the Company’s common stock can result in a greater dilutive effect from outstanding options, restricted stock and restricted stock units. Furthermore, the exercise of options and the vesting of restricted stock and restricted stock units can result in a greater dilutive effect on earnings per share than that recognized under the treasury stock method.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the computation of basic and diluted net earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Numerator:
Net earnings	$125,322	$133,600	$390,316	$381,084

Denominator:
Denominator for basic earnings per share-weighted average shares	147,212	157,666	147,861	159,056
Dilutive effect of share-based awards	1,441	1,285	1,341	1,480

Denominator for diluted earnings per share	148,653	158,951	149,202	160,536

Basic earnings per share	$0.85	$0.85	$2.64	$2.40

Diluted earnings per share	$0.84	$0.84	$2.62	$2.37

At September 30, 2008, all options outstanding were dilutive as their exercise prices were lower than the average market price of the Company’s common stock. Options to purchase 0.3 million shares of common stock outstanding as of September 30, 2007 were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the Company’s common stock and, therefore, were antidilutive.

10 - COMPREHENSIVE INCOME

The components of comprehensive income for the Company are net earnings, foreign currency translation adjustments, the change in the fair value of derivatives designated as effective cash flow hedges and changes in deferred components of net periodic pension and other postretirement benefit costs. For the third quarter of 2008 and 2007, total comprehensive income, net of taxes, amounted to $121.6 million and $131.6 million, respectively. For the first nine months of 2008 and 2007, total comprehensive income, net of taxes, amounted to $386.7 million and $382.5 million, respectively.

11 - PURCHASE COMMITMENTS

As of September 30, 2008, the Company had entered into unconditional purchase obligations in the form of contractual commitments. Unconditional purchase obligations are commitments that are either noncancelable or cancelable only under certain predefined conditions.

Through September 30, 2008, the Company completed $12.4 million in leaf tobacco purchases in fulfillment of certain contracts outstanding at December 31, 2007. As of September 30, 2008, the Company has contractual obligations of approximately $67.8 million for the purchase of leaf tobacco to be used in the production of moist smokeless tobacco products, the majority of which are expected to be fulfilled by the end of 2008.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Purchase commitments under contracts to purchase grapes for the periods beyond one year are subject to variability resulting from potential changes in applicable grape market price indices. The following table presents a summary of the net change in the Company’s future payment obligations since January 1, 2008, and the balance of such commitments at September 30, 2008, for the purchases and processing of grapes for use in the production of wine, based upon estimated yields and market conditions:

	2008	2009	2010	2011	2012	Thereafter	Total
Grape commitments - January 1, 2008	$73,623	$73,067	$72,713	$62,490	$36,742	$93,356	$411,991
Net (decrease) increase	(5,976)	7,231	7,587	9,136	25,886	106,086	149,950

Grape commitments - September 30, 2008	$67,647	$80,298	$80,300	$71,626	$62,628	$199,442	$561,941

12 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company has hedged against the variability of forecasted interest payments attributable to changes in interest rates through the date of an anticipated debt issuance in 2009 via a forward starting interest rate swap. The forward starting interest rate swap has a notional amount of $100 million and the terms call for the Company to receive interest quarterly at a variable rate equal to the London InterBank Offered Rate (“LIBOR”) and to pay interest semi-annually at a fixed rate of 5.715 percent. The fair value of the forward starting interest rate swap at September 30, 2008 was a net liability of $8.7 million, based upon analysis derived from relevant observable market inputs, giving consideration to counterparty credit risk, and was included in “accounts payable and accrued expenses” on the Condensed Consolidated Statement of Financial Position. Accumulated other comprehensive loss at September 30, 2008 included the accumulated loss on the cash flow hedge (net of taxes) of $5.7 million, which reflects $1.7 million of other comprehensive loss recognized during each of the three and nine months ended September 30, 2008, respectively, in connection with the change in fair value of the swap.

The Company has hedged the interest rate risk on its $40 million aggregate principal amount of floating rate senior notes with a ten-year interest rate swap having a notional amount of $40 million and quarterly settlement dates over the term of the contract. The Company pays a fixed rate of 7.25 percent and receives a floating rate of three-month LIBOR plus 90 basis points on the notional amount. The fair value of the swap at September 30, 2008 was a net liability of $1.7 million, based upon analysis derived from relevant observable market inputs, giving consideration to counterparty credit risk, and was included in “accounts payable and accrued expenses” on the Condensed Consolidated Statement of Financial Position. Accumulated other comprehensive loss at September 30, 2008 included the accumulated loss on the cash flow hedge (net of taxes) of $1.1 million, which reflects the $0.3 million and $0.2 million of other comprehensive loss recognized for the three and nine months ended September 30, 2008, respectively, in connection with the change in fair value of the swap.

During 2008, the Company entered into foreign currency forward and option contracts. Such contracts have been designated as effective cash flow hedges, in order to hedge the risk of variability in cash flows associated with foreign currency payments required in connection with anticipated oak barrel purchases for its wine operations and equipment purchases for its smokeless tobacco operations. The aggregate fair value of the foreign currency forward and options contracts is presented in the table below. The amounts reflected in net earnings and accumulated other comprehensive loss during the three and nine months ended September 30,

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2008 with respect to these contracts were not material.

On January 1, 2008, the Company adopted the provisions of SFAS No. 157, which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy, which gives the highest priority to quoted prices in active markets, is comprised of the following three levels:

Level 1 – Unadjusted quoted market prices in active markets for identical assets and liabilities.

Level 2 – Observable inputs, other than Level 1 inputs. Level 2 inputs would typically include quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3 – Prices or valuations that require inputs that are both significant to the measurement and unobservable.

In accordance with the provisions of SFAS No. 157, the following table presents the fair value measurements for the Company’s derivative financial instruments at September 30, 2008, grouped by the level within the fair value hierarchy under which the measurement falls:

		Fair value measurements at reporting date using:
	September 30, 2008	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)
Liabilities
Derivatives - swaps	$10,399	$-	$10,399	$-
Derivatives - foreign currency hedges	35	$-	35	$-

Total	$10,434	$-	$10,434	$-

13 - RESTRUCTURING

During the third quarter of 2006, the Company announced and commenced implementation of a cost-reduction initiative called “Project Momentum.” This initiative was designed to create additional resources for growth via operational productivity and efficiency enhancements. The Company believes that such an effort is prudent as it provides additional flexibility in the increasingly competitive smokeless tobacco category.

In connection with Project Momentum, restructuring charges of $6.4 million and $8 million were recognized for the three and nine months ended September 30, 2008, respectively, and $1.7 million and $9.1 million were recognized for the three and nine months ended September 30, 2007, respectively. These amounts are reported on the “restructuring charges” line in the Condensed Consolidated Statement of Operations. The charges were incurred in connection with the formal plans undertaken by management and are accounted for

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The recognition of certain restructuring charges involves the use of judgments and estimates regarding the nature, timing and amount of costs to be incurred under Project Momentum. While the Company believes that its estimates are appropriate and reasonable based upon the information available, actual results could differ from such estimates. The following table provides a summary of restructuring charges incurred for the three and nine months ended September 30, 2008, as well as cumulative charges incurred to date and the total amount of charges expected to be incurred, in connection with Project Momentum, for each major type of cost associated with the initiative:

	Restructuring Charges Incurred for the Three Months Ended September 30, 2008	Restructuring Charges Incurred for the Nine Months Ended September 30, 2008	Cumulative Charges Incurred as of September 30, 2008	Total Charges Expected to be Incurred (1)
One-time termination benefits	$6,358	$7,908	$26,717	$26,700 - $27,000
Contract termination costs	-	-	492	500
Other restructuring costs	48	116	13,616	13,600 - 13,800

Total	$6,406	$8,024	$40,825	$40,800 - $41,300

(1) The total cost of one-time termination benefits expected to be incurred under Project Momentum reflects the initiative’s anticipated elimination of certain salaried, full-time positions across various functions and operations, primarily at the Company’s corporate headquarters, as well as a reduction in the number of hourly positions within the manufacturing operations. The majority of the total restructuring costs expected to be incurred were recognized in 2006 and 2007. The remaining anticipated costs are expected to be recognized in 2008. Total restructuring charges expected to be incurred currently represent the Company’s best estimates of the ranges of such charges, although there may be additional charges recognized as additional actions are identified and finalized.

One-time termination benefits relate to severance-related costs and outplacement services for employees terminated in connection with Project Momentum, as well as enhanced retirement benefits for qualified individuals. Contract termination costs primarily relate to the termination of operating leases in conjunction with the consolidation and relocation of facilities. Other restructuring costs are mainly comprised of other costs directly related to the implementation of Project Momentum, primarily professional fees, as well as asset impairment charges and costs incurred in connection with the relocation of the Company’s headquarters.

The following table provides a summary of restructuring charges incurred for the three and nine months ended September 30, 2008, as well as cumulative charges incurred to date and the total amount of charges expected to be incurred, in connection with Project Momentum, by reportable segment:

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Restructuring Charges Incurred for the Three Months Ended September 30, 2008	Restructuring Charges Incurred for the Nine Months Ended September 30, 2008	Cumulative Charges Incurred as of September 30, 2008	Total Charges Expected to be Incurred
Smokeless Tobacco	$5,913	$7,235	$35,007	$35,000 - $35,300
Wine	273	273	595	600
All Other Operations	(118)	98	1,087	1,100 - 1,200

Total - reportable segments	6,068	7,606	36,689	36,700 - 37,100
Corporate (unallocated)	338	418	4,136	4,100 - 4,200

Total	$6,406	$8,024	$40,825	$40,800 - $41,300

Accrued restructuring charges are included in the “accounts payable and accrued expenses” line on the Condensed Consolidated Statement of Financial Position. A reconciliation of the changes in the liability balance since December 31, 2007 is presented below.

	One-Time Termination Benefits	Contract Termination Costs	Other Costs	Total
Balance as of December 31, 2007	$1,643	$78	$-	$1,721
Add: restructuring charges incurred	8,026	-	116	8,142
Less: payments	(2,123)	(47)	(112)	(2,282)
Less: reclassified liabilities (1)	(5,189)	-	(4)	(5,193)
Less: other adjustments	(118)	-	-	(118)

Balance as of September 30, 2008	$2,239	$31	$-	$2,270

(1) Represents liabilities associated with restructuring charges that have been recorded within other line items on the Condensed Consolidated Statement of Financial Position at September 30, 2008. The $5.2 million in the “One-Time Termination Benefits” column consists of $5.1 million associated with enhanced retirement benefits, which is reflected in the accrued liabilities for pensions and other postretirement benefits (see Note 5—“Employee Benefit Plans”) and $0.1 million associated with share-based compensation, which is reflected in additional paid-in-capital. The $4 thousand in the “Other Costs” column relates to asset impairment charges which were reclassified as reductions to the respective asset categories.

14 - CONTINGENCIES

The Company has been named in certain health care cost reimbursement/third-party recoupment/class action litigation against the major domestic cigarette companies and others seeking damages and other relief. The complaints in these cases on their face predominantly relate to the usage of cigarettes; within that context, certain complaints contain a few allegations relating specifically to smokeless tobacco products. These actions are in varying stages of pretrial activities. The Company believes these pending litigation matters will not result in any material liability for a number of reasons, including the fact that the Company has had only limited involvement with cigarettes and the Company’s current percentage of total tobacco industry sales is relatively small. Prior to 1986, the Company manufactured some cigarette products which had a de minimis market share. From May 1, 1982 to August 1, 1994, the Company distributed a small volume of imported cigarettes and is indemnified against claims relating to those products.

Smokeless Tobacco Litigation

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company is named in certain actions in West Virginia brought on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers, and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are three individuals alleging use of the Company’s smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products. These individuals also allege the use of other tobacco products.

The Company is named in an action in Florida by an individual plaintiff against various smokeless tobacco manufacturers including the Company for personal injuries, including cancer, oral lesions, leukoplakia, gum loss and other injuries allegedly resulting from the use of the Company’s smokeless tobacco products. The plaintiff also claims nicotine “addiction” and seeks unspecified compensatory damages and certain equitable and other relief, including, but not limited to, medical monitoring.

The Company has been named in an action in Connecticut brought by a plaintiff individually, as executrix and fiduciary of her deceased husband’s estate and on behalf of their minor children for injuries, including “squamous cell carcinoma of the tongue,” allegedly sustained by decedent as a result of his use of the Company’s smokeless tobacco products. The Complaint also alleges “addiction” to smokeless tobacco. The Complaint seeks compensatory and punitive damages in excess of $15 thousand and other relief.

The Company believes, and has been so advised by counsel handling these cases, that it has a number of meritorious defenses to all such pending litigation. Except as to the Company’s willingness to consider alternative solutions for resolving certain litigation issues, all such cases are, and will continue to be, vigorously defended. The Company believes that the ultimate outcome of such pending litigation will not have a material adverse effect on its consolidated financial results or its consolidated financial position, although if plaintiffs were to prevail, the effect of any judgment or settlement could have a material adverse impact on its consolidated financial results in the particular reporting period in which resolved and, depending on the size of any such judgment or settlement, a material adverse effect on its consolidated financial position. Notwithstanding the Company’s assessment of the potential financial impact of these cases, the Company is not able to estimate with any certainty the amount of loss, if any, which would be associated with an adverse resolution.

Antitrust Litigation

Following a previous antitrust action brought against the Company by a competitor, Conwood Company L.P, the Company was named as a defendant in certain actions brought by indirect purchasers (consumers and retailers) in a number of jurisdictions. As indirect purchasers of the Company’s smokeless tobacco products during various periods of time ranging from January 1990 to the date of certification or potential certification of the proposed class, plaintiffs in those actions allege, individually and on behalf of putative class members in a particular state or individually and on behalf of class members in the applicable states, that the Company has violated the antitrust laws, unfair and deceptive trade practices statutes and/or common law of those states. In connection with these actions, plaintiffs sought to recover compensatory and statutory damages in an amount not to exceed $75 thousand per purported class member or per class member, and certain other relief. The indirect purchaser actions, as filed, were similar in all material respects.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

To date, indirect purchaser actions in almost all of the jurisdictions have been resolved, including those subject to court approval. Pursuant to the settlements in all jurisdictions except California, adult consumers received coupons redeemable on future purchases of the Company’s moist smokeless tobacco products, and the Company agreed to pay all related administrative costs and plaintiffs’ attorneys’ fees.

In September 2007, the Company entered into a Settlement Agreement to resolve the California class action (for additional details regarding the resolution of the California class action, see the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007; also refer to Note 17, “Other Matters,” for further information). In March 2008, the court entered an order granting final approval of the California settlement, entering judgment and dismissing the settling defendants with prejudice. The court also granted plaintiffs’ motion for attorneys’ fees and costs. A Notice of Appeal from the judgment and order granting final approval of the settlement, and order granting plaintiffs’ attorneys’ fees was filed by an individual class member in April 2008.

In January 2008, the Company entered into a Settlement Agreement to resolve the New Hampshire action. In July 2008, the court entered a final judgment granting final approval of the settlement, including attorneys’ fees and costs, and dismissing the action with prejudice. A Notice of Appeal was filed by an individual class member in August 2008. Also in January 2008, the Company entered into a Settlement Agreement to resolve the Massachusetts class action. In April 2008, the court denied preliminary approval of the Massachusetts settlement but invited the parties to submit an amended settlement agreement to the court for preliminary approval. In connection with the settlements of the New Hampshire action and Massachusetts class action, during the fourth quarter of 2007 the Company recognized a liability reflecting the costs attributable to coupons expected to be distributed to consumers, which will be redeemable on future purchases of the Company’s moist smokeless tobacco products, as well as plaintiffs’ attorneys’ fees and other administrative costs of the settlements. Although the court denied preliminary approval of the Massachusetts settlement, since the court has invited the parties to submit an amended settlement agreement, the Company believes the liability recognized for the Massachusetts class action currently represents its best estimate of the costs to ultimately resolve this action. Notwithstanding the Company’s decision to enter into the settlement, the Company believes the facts and circumstances in the Massachusetts class action would continue to support its defenses.

Notwithstanding the fact that the Company has chosen to resolve various indirect purchaser actions via settlements, the Company believes, and has been so advised by counsel handling these cases, that it has meritorious defenses, and, in the event that any such settlements do not receive final court approval, these actions will continue to be vigorously defended.

In addition, an unresolved action remains in the State of Pennsylvania which is pending in a federal court in Pennsylvania. In this action, the Company filed an appeal of the trial court’s denial of the Company’s motion to dismiss the complaint. In August 2008 the Third Circuit Court of Appeals ruled in the Company’s favor, issuing an opinion vacating the trial court’s denial and remanding the case to the trial court to determine whether plaintiffs should be granted permission to amend their complaint. For the plaintiffs in the foregoing action to prevail, they will now have to be granted permission to amend the complaint and then amend such complaint in a manner that satisfies the standards set forth in the August 2008 Third Circuit opinion. The plaintiffs will also have to obtain class certification and favorable determinations on issues relating to liability, causation and damages. The Company believes, and has been so advised by counsel handling this case, that it has meritorious defenses in this regard, and it is, and will continue to be, vigorously defended.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company believes that the ultimate outcome of these actions will not have a material adverse effect on its consolidated financial results or its consolidated financial position, although if plaintiffs were to prevail, beyond the amounts accrued, the effect of any judgment or settlement could have a material adverse impact on its consolidated financial results in the particular reporting period in which resolved and, depending on the size of any such judgment or settlement, a material adverse effect on its consolidated financial position. Notwithstanding the Company’s assessment of the financial impact of these actions, management is not able to estimate the amount of loss, if any, beyond the amounts accrued, which could be associated with an adverse resolution.

The liability associated with the Company’s estimated costs to resolve all indirect purchaser actions decreased to $23.4 million at September 30, 2008, from $75.4 million at December 31, 2007, primarily as a result of a payment made in connection with the California settlement, actual coupon redemption and payments of administrative costs related to previous settlements, partially offset by charges recognized in the first nine months of 2008 reflecting a change in the estimated costs associated with the resolution of certain indirect purchaser antitrust actions.

The Company was served with a purported class action complaint filed in federal court in West Virginia, attempting to challenge certain aspects of a prior settlement approved by the Tennessee state court and seeking additional amounts purportedly consistent with subsequent settlements of similar actions, estimated by plaintiffs to be between $8.9 million and $214.2 million, as well as punitive damages and attorneys’ fees. In May 2008, the court granted defendants’ motion to dismiss, thereby dismissing this action with prejudice. In June 2008, plaintiffs filed a Notice of Appeal. In September 2008, plaintiffs’ motion to voluntarily dismiss their appeal as to the Company was granted by the court, thereby dismissing this action as to the Company.

Other Litigation

On September 7, 2008, the Company and Altria Group, Inc. (“Altria”) entered into a merger agreement, pursuant to which Altria will acquire all outstanding shares of the Company’s common stock for a price of $69.50 per share. Subsequently, the Company has been named in a purported class action filed in Connecticut by a plaintiff against the Company, the members of its Board of Directors (“Board”) and Altria challenging the transaction contemplated by the merger agreement between the Company and Altria and alleging, among other things, that the per share price offered by Altria is unfair and grossly inadequate and that the termination fee provision of the merger agreement is excessive and operates as a deterrent to other potential bidders. The complaint also alleges that the Company’s directors breached their fiduciary obligations by failing to maximize stockholder value by putting their own interests ahead of stockholder interests. The complaint also asserts a claim for aiding and abetting breaches of fiduciary duty against Altria. Recently, the plaintiff filed an amended class action complaint adding additional allegations about certain payments that the Company’s officers and directors will receive for their Company stock options and restricted stock in connection with the merger and under certain employment agreements with Altria. Further, the amended complaint adds a claim for aiding and abetting breaches of fiduciary duty against the Company and alleges that the Company’s proxy statement prepared in connection with the merger transaction, filed on October 29, 2008, omits certain material information, including information relating to the Board’s process leading to the merger and the financial analysis utilized by the Company’s financial advisors in connection with their fairness opinions. The plaintiff seeks to enjoin the merger unless and until the Company supplements its proxy, as well as attorneys’ fees and costs. The Company believes that the claims asserted by the plaintiff are wholly without merit and intends to defend vigorously against this action. See Note 17—“Other Matters,” for additional information regarding the pending acquisition transaction.

The Company believes, and has been so advised by counsel handling this case, that it has a number of meritorious defenses. Except as to the Company’s willingness to consider alternative solutions for resolving certain litigation issues, this case has been, and will continue to be, vigorously defended. The Company believes that the ultimate outcome of this matter will not have a material adverse effect on its consolidated financial results or its consolidated financial position, although if plaintiffs were to seek damages and to prevail, the effect of any judgment or settlement could have a material adverse impact on its consolidated

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

financial results in the particular reporting period in which resolved and, depending on the size of any such judgment or settlement, a material adverse effect on its consolidated financial position. Notwithstanding the Company’s assessment of the potential financial impact of this case, the Company is not able to estimate with any certainty the amount of loss, if any, which would be associated with an adverse resolution.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15 - BORROWING ARRANGEMENTS

Senior Notes

On February 29, 2008, the Company completed the issuance and sale of $300 million aggregate principal amount of 5.75 percent senior notes in a public offering at a price to the underwriters of 98.982 percent of the principal amount. These senior notes mature on March 1, 2018, with interest payable semiannually. Costs of $2.6 million associated with the issuance of the senior notes were capitalized and are being amortized over the term of the senior notes. Approximately $0.1 million and $0.2 million of these costs were recognized during the three and nine months ended September 30, 2008, respectively. Upon the completion of the issuance of the senior notes, the Company repaid $100 million of borrowings outstanding under the Company’s $200 million six-month credit agreement (the “Credit Agreement”) and $200 million of borrowings outstanding under the Company’s five-year revolving credit facility. In accordance with its terms, the Credit Agreement was terminated upon the issuance of the senior notes and the repayment of outstanding borrowings.

The Company’s $240 million aggregate principal amount senior notes, of which $200 million is 7.25 percent fixed rate debt and $40 million is floating rate debt, mature on June 1, 2009. As such, these notes are classified as “current portion of long-term debt” on the September 30, 2008 Condensed Consolidated Statement of Financial Position.

Revolving Credit Facility

The Company has a $300 million, five-year revolving credit facility (the “Credit Facility”) which will expire on June 29, 2012. Borrowings under the Credit Facility are primarily used for general corporate purposes, including the support of commercial paper borrowings. At September 30, 2008, the Company had borrowings of $40 million outstanding under the Credit Facility.

16 - GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table presents the changes in the carrying amount of goodwill for the nine months ended September 30, 2008:

Total
Goodwill as of December 31, 2007	$28,304
Translation adjustments	(211)

Goodwill as of September 30, 2008	$28,093

Approximately $25.2 million of the goodwill balance at September 30, 2008 and December 31, 2007 related to the Company’s Wine segment, with the remainder related to the Company’s international operations.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Non-amortizable Intangible Assets Other than Goodwill

At both September 30, 2008 and December 31, 2007, the Company had $41.9 million of identifiable intangible assets that were not being amortized, as such assets were deemed to have indefinite useful lives. These non-amortizable intangible assets relate to Wine segment acquired trademarks. There were no impairment charges recorded relating to these assets during the nine months ended September 30, 2008 or 2007.

Amortizable Intangible Assets

The value of the Company’s amortizable intangible assets at September 30, 2008 and December 31, 2007 were approximately $13.5 million and $14.3 million (net of accumulated amortization of $2.2 million and $1.4 million), respectively. These assets consist primarily of acquired customer relationships, customer lists and intellectual property, which are being amortized on a straight-line basis over a weighted-average period of approximately 18 years.

For the third quarter of 2008 and 2007, amortization expense related to intangible assets was approximately $0.3 million and $0.1 million, respectively. For the first nine months of 2008 and 2007, amortization expense related to intangible assets was approximately $0.8 million and $0.3 million, respectively.

17 - OTHER MATTERS

Minority Put Arrangement

In September 2007 the Company completed the acquisition of Stag’s Leap Wine Cellars through one of the Company’s consolidated subsidiaries, Michelle-Antinori, LLC (“Michelle-Antinori”), in which the Company holds an 85 percent ownership interest, with a 15 percent non-controlling interest held by Antinori California (“Antinori”). In connection with the acquisition of Stag’s Leap Wine Cellars and the related formation of Michelle-Antinori, the Company provided a put right to Antinori (“minority put arrangement”). The minority put arrangement, as amended, provides Antinori with the right to require the Company to purchase its 15 percent ownership interest in Michelle-Antinori at a price equivalent to Antinori’s initial investment. The minority put arrangement becomes exercisable beginning on the third anniversary of the Stag’s Leap Wine Cellars acquisition (September 11, 2010). The Company accounts for the minority put arrangement as mandatorily redeemable securities under Accounting Series Release No. 268, Redeemable Preferred Stocks, and Emerging Issues Task Force Abstract Topic No. D-98, Classification and Measurement of Redeemable Securities, as redemption is outside of the control of the Company. Under this accounting model, to the extent the value of the minority put arrangement is greater than the minority interest reflected on the balance sheet (“traditional minority interest”), the Company recognizes the difference as an increase to the value of minority interest, with an offset to retained earnings and a similar reduction to the numerator in the earnings per share available to common shareholders calculation. The Company also reflects any decreases to the amount in a similar manner, with the floor in all cases being the traditionally calculated minority interest balance as of that date. The Company values the put arrangement as if the redemption date were the end of the current reporting period. As of September 30, 2008, the value of the minority put arrangement did not exceed the traditional minority interest balance. Therefore, no adjustment was recognized in the Condensed Consolidated Statement of Financial Position or in the calculation of earnings per share.

UST Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Antitrust Litigation

In the first quarter of 2007 the Company recorded a $122.1 million pre-tax charge, representing the estimated costs to be incurred in connection with the resolution of the Wisconsin and California indirect purchaser class actions. Approximately $28.5 million of this charge related to settlement of the Wisconsin action resulting from court-ordered mediation in April 2007. The charge reflected costs attributable to coupons that will be distributed to consumers, which will be redeemable on future purchases of the Company’s moist smokeless tobacco products. Also reflected in the Wisconsin charge are plaintiffs’ attorneys’ fees and other administrative costs of the settlement. The terms of the Wisconsin settlement were approved by the court in December 2007. The remaining $93.6 million of the first quarter 2007 charge related to settlement of the California action in May 2007, as a result of court-ordered mediation. This charge brought the total recognized liability for the California action to $96 million, which reflected the cost of cash payments to be made to the benefit of class members, as well as plaintiffs’ attorneys’ fees and other administrative costs of the settlement. Refer to Note 14, “Contingencies,” for additional information.

Pending Acquisition

On September 7, 2008, the Company, Altria, and Armchair Merger Sub, Inc., a wholly-owned subsidiary of Altria, entered into an Agreement and Plan of Merger (as previously amended, the “Merger Agreement”), pursuant to which Altria will acquire all outstanding shares of the Company’s common stock for a price of $69.50 per share. The completion of the acquisition is subject to certain customary conditions, including, but not limited to, the receipt of applicable shareholder and regulatory approvals. The Merger Agreement contains specified termination rights for each of the parties and provides that, in certain circumstances, the Company would be required to pay Altria a termination fee of $250 million plus the reimbursement of certain expenses up to an aggregate amount of $10 million. Additionally, in certain circumstances Altria would be required to pay the Company a reverse termination fee of either $200 million or $300 million. The foregoing summary of the Merger Agreement and the transactions contemplated therein does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. For the complete Merger Agreement, including any amendments thereto, please refer to Exhibits 2.1 and 2.2 to this Quarterly Report on Form 10-Q.

The Company incurred $7.1 million of acquisition-related costs during the third quarter of 2008, consisting of legal and other professional fees. These amounts are reported on the “acquisition-related costs” line in the Condensed Consolidated Statement of Operations.

In October 2008, the Federal Trade Commission granted early termination of the initial waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and, therefore, no further regulatory review by the federal antitrust authorities is required in connection with the acquisition. Assuming shareholder approval is provided at a special shareholder meeting to be held on December 4, 2008 and all other conditions to close are satisfied, the transaction is anticipated to close the first week of January 2009 and no later than January 7, 2009.